EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the On Track Innovations Ltd. 2001 Share Option Plan, 2001 Employee Purchase Plan and 1995 Share Option Plan of our report dated March 19, 2004 with respect to the consolidated balance sheet of On Track Innovations Ltd. and its subsidiaries (the “Company”) as of December 31, 2003 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year then ended included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2003.

—————————————— Somekh Chaikin Certified Public Accountants (Isr.) A member of KPMG International

Tel Aviv, June 13, 2004